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                                                            Exhibit 11A


                         PacifiCare Health Systems, Inc.

             Computation of Net Income per Share of Common Stock -
                                     Primary

           (Dollars and shares in thousands, except per share amounts)
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
                                                               Three months ended               Six months ended
                                                                   March 31,                       March 31,
                                                           1995              1994             1995           1994
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
Shares outstanding at the beginning of
    the period                                             27,594         27,317              27,528         27,256

Weighted average of shares issued during
    the period in connection with a public
    offering, compensation awarded in stock
    and exercise of stock options                             359             30                 220             71

Shares repurchased (weighted)                                   -              -                   -            (31)

Dilutive shares issuable, net of shares
     assumed to have been purchased (at the
     average market price) for treasury with
     assumed proceeds from:

        Contingent exercise of stock options                  645            644                 663            589

        Registered equity purchase contracts                    3              -                   3              -

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Total shares - primary                                     28,601         27,991              28,414         27,885
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Income before cumulative effect of a change
     in accounting principle                            $ 27,359        $ 20,844           $ 47,416        $ 35,583

Cumulative effect on prior years of a change
     in accounting principle                                    -              -                   -          5,658
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Net income                                               $ 27,359       $ 20,844            $ 47,416        $41,241
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Primary earnings per share:
     Earnings before cumulative effect of
         a change in accounting principle                $   0.96       $   0.75            $   1.67        $  1.28

Cumulative effect on prior years of a change
     in accounting principle                                    -              -                   -           0.20
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     Earnings per share                                  $   0.96       $   0.75            $   1.67        $  1.48
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